Exhibit C-1

Colorado Natural Gas, Inc.

P.O. Box 270868 7810 Shaffer Parkway, Ste. 120 Littleton, CO 80127	Phone: 303-979-7680 Fax: 303-979-7892 www.coloradonaturalgas.com

February 16, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	CNG Holdings, Inc.

Dear Sir or Madam:

        CNG Holdings, Inc. (“CNG Holdings”), has applied (the “Application”) to the Securities and Exchange Commission (“Commission”) for an order permitting the acquisition of the common stock of Missouri Gas Utility, Inc. (“MGU”), a Colorado corporation. In addition, the Application requests an order finding CNG Holdings exempt from all provisions of the Public Utility Holding Company Act of 1935, as amended (the “Act”), except Section 9(a)(2).

        As counsel to CNG Holdings and its subsidiary companies, I deliver this opinion to you for filing as Exhibit C-1 to the Application.

        I am a member of the bar of Massachusetts, the state in which CNG Holdings is headquartered. I am not a member of the bars of any other states, including Missouri, where MGU does business, and I do not hold myself out as an expert in the laws of such states. For purposes of this opinion, to the extent necessary, I have relied on advice from counsel employed or retained by CNG Holdings, including, LeBoeuf, Lamb, Greene & MacRae, L.L.P., with respect to matters under the Act.

        In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon statements contained in the Application.

        The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

(i)

the Commission shall have duly entered an appropriate order or orders with respect to the transaction proposed in the Application, granting and permitting the Application to become effective under the Act and the rules and regulations thereunder, and such transaction is consummated in accordance with the Application and the Commission’s orders,

(ii)

the transaction proposed in the Application shall have been duly authorized and approved, to the extent necessary, by any regulatory agency or court with jurisdiction over the proposed transaction, and by the boards of directors of CNG Holdings and MGU,

(iii)

CNG Holdings shall have obtained all consents, waivers and releases, if any, required for the transaction described in the Application under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits,

(iv)

appropriate corporate actions will have been taken by both CNG Holdings and MGU in connection with the share exchange contemplated by the Application and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid,

(v)	CNG Holdings and MGU will each at the time of the proposed transaction be duly incorporated in the jurisdiction in which each such company is domiciled, and

(iv)	no act or event shall have occurred subsequent to the date hereof which would change the opinions expressed below.

        Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that in the event the proposed transaction is consummated in accordance with the Application:

(a)	all state laws applicable to the transaction proposed in the Application will have been complied with,

(b)

(i) CNG Holdings, as the issuer of the common stock being exchanged for MGU common stock, will be validly organized and duly existing, and (ii) such securities will be validly issued, fully paid and nonassessable, or, if not immediately fully paid and nonassessable, the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

(c)	CNG Holdings will legally acquire the common stock of MGU as provided in the Application, and

(d)	the consummation of the share exchange will not violate the legal rights of the holders of any securities issued by CNG Holdings or any associate company thereof.

        This opinion is solely for the use of the Commission in connection its review of the Application. It may not be relied upon by the Commission for any other purpose and it may not be relied upon by others for any purpose. I hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours, /s/ Kenneth C. Wolfe Kenneth C. Wolfe Vice President of Finance CNG Holdings, Inc.